Exhibit 10.4

Amendment No. 1 to the Amended and Restated 2019 Share Incentive Plan

This Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated 2019 Share Incentive Plan (the “2019 Plan”) of UCLOUDLINK GROUP INC. (the “Company”) is effective as of January 17, 2025.

1.	Pursuant to the written resolutions passed by the board of directors of the Company dated and effective as of January 17, 2025, the 2019 Plan is hereby amended as follows:

(a)	Section 5.1(b) is hereby amended by replacing the Section 5.1(b) entirely with the following:

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed twenty years, except as provided in Section 12.1. The Committee shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(b)	Section 11.2 is hereby amended by replacing the Section 11.2 entirely with the following:

11.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the twentieth anniversary of the Effective Date. Any Awards that are outstanding on the twentieth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

(c)	Section 12.1 is hereby amended by replacing the Section 12.1 entirely with the following:

12.1 Amendment, Modification, and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws or stock exchange rules, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, unless the Company decides to follow home country practice, and (b) unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 9 or Section 3.1(a)), or (ii) permits the Committee to extend the term of the Plan or the exercise period for an Option beyond twenty years from the date of grant.

2.	Notwithstanding the foregoing, except as amended hereby, each of the provisions of the 2019 Plan shall remain in full force and effect, and this Amendment No. 1 shall not constitute a modification, acceptance or waiver of any other provision of the 2019 Plan, except as specifically provided herein.

3.	This Amendment No. 1 shall be construed in accordance with and governed by the laws of the Cayman Islands.